                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report
(Date of earliest event reported) January 29, 1996
                                  ----------------




                           GENERAL MOTORS CORPORATION
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




     STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
     of incorporation)                                    Identification No.)




     767 Fifth Avenue, New York, New York                     10153-0075
 3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
 --------------------------------------------                 ----------
   (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

        (a) On February 5, 1996, General Motors Corporation (GM or General Motors) issued a press release announcing that its Board of Directors (the GM Board) had increased the dividend on the GM $1-2/3 par value common stock by $0.10 per quarter to $0.40 per share. GM also announced that its Board of Directors had increased the quarterly dividend on Class E common stock from $0.13 per share to $0.15 per share and increased the quarterly dividend on Class H common stock from $0.23 per share to $0.24 per share. The record date for dividends declared for the first quarter in the foregoing amounts was set at February 15, 1996. In its February 5, 1996 press release, GM also announced that its Board of Directors had authorized the redemption on February 22, 1996 (the Redemption Date) of all of its outstanding Series C Preference Stock, which is represented by Series C Depositary Shares. The redemption price will be $51.95 per Series C Depositary Share, plus accrued and unpaid dividends of $0.47, for a total redemption price of $52.42 per Series C Depositary Share. There were approximately 30.6 million outstanding Series C Depositary Shares as of February 2, 1996.

        (b) The following information is incorporated from GM's Notice of Redemption dated February 6, 1996, relating to the Series C Depositary Shares:

        General Motors has announced its intention to pursue a split-off of EDS to holders of Class E Common Stock (a Split-Off) by an exchange of EDS common stock for Class E Common Stock in a transaction that is tax-free for United States Federal income tax purposes and fair to all classes of General Motors' common stockholders. In December 1995, GM received a ruling from the United States Internal Revenue Service to the effect that a Split-Off would be tax-free to GM and its common stockholders. In the event of any Split-Off, EDS would become an independent, publicly held company, holders of Class E Common Stock would become stockholders of EDS rather than of General Motors, and Class E Common Stock would cease to exist. There can be no assurance that any Split-Off will be consummated.

        General Motors and EDS management are working to develop specific terms for a Split-Off to present to the GM Board. Among other matters being addressed, the managements are in the process of developing conditions for a long-term information technology agreement between GM and EDS to be effective upon the consummation of a Split-Off. Management of GM and EDS are also addressing the amount of any special payment that should be made by EDS to General Motors prior to a Split-Off in order to ensure that such Split-Off would be fair to all GM common stockholders. Any such payment will not exceed one billion dollars and could well be substantially less. Substantial progress is being made in developing a specific proposal for a Split-Off, although significant matters still remain to be resolved before a definitive proposal can be presented to the GM Board for its consideration.

        Any Split-Off of EDS from General Motors would be intended to accomplish at least three business objectives relating to EDS. First, converting EDS from a wholly owned subsidiary of GM into an independent, publicly owned company is intended to remove limitations on EDS' ability to participate in strategic alliances, particularly in the rapidly growing and converging computing and software, communication, media and entertainment, and electronic commerce industries which are increasingly important to EDS' continued competitiveness. Second, separating General Motors and EDS is intended to remove limitations on EDS' ability to obtain additional business and establish new customer relationships that result from GM's ownership of EDS, its common ownership of EDS, Hughes Electronics Corporation and General Motors Acceptance Corporation. Finally, causing EDS to become a stand-alone, public company is intended to better position EDS to meet its growing capital needs. Achievement of each of the foregoing business objectives is dependent on numerous factors in addition to consummation of a Split-Off, and there can be no assurance as to whether and to what extent any of such objectives would be achieved if a Split-Off is consummated.

        Consummation of any Split-Off that might be proposed to the common stockholders of GM would be conditioned upon, among other things, appropriate approvals by the common stockholders of General Motors, including the holders of Class E Common Stock. The record date for determining the holders of General Motors common stock entitled to vote on any Split-Off would be a date after the Redemption Date. Accordingly, holders of Series C Depositary Shares who elect to convert their shares into Class E Common Stock as described herein and who hold such shares of Class E Common Stock on such record date would be entitled as holders of Class E Common Stock to vote with other holders of General Motors common stock with respect to any Split-Off that might be proposed to the common stockholders of GM. A Split-Off would be proposed to the common stockholders of General Motors only in a manner that is determined by the GM Board to be fair to holders of all classes of GM's capital stock, that would be tax free under United States Federal income tax laws pursuant to the private letter ruling GM has received from the Internal Revenue Service and that would not result in the recapitalization of Class E Common Stock into $1 2/3 Par Value Common Stock at a 120% exchange ratio as currently provided for under certain circumstances in the General Motors Certificate of Incorporation.

        There can be no assurance as to the effects of any Split-Off, if consummated, on the short-term or the long-term financial condition, results of operations, cash flow or overall performance of either EDS or GM, taking into account all factors, including the terms of the long-term information technology agreement between EDS and GM, any special payment made by EDS to GM, and any extent to which the business objectives described above are achieved.

        If any Split-Off is proposed and consummated, General Motors would retain a significant indirect stake in EDS' financial performance for a substantial period of time following any Split-Off as a result of the sizeable holdings of EDS common stock that would be held after the consummation of any Split-Off by the General Motors Hourly-Rate Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan. Appreciation or depreciation in the value of such holdings would directly affect the level of General Motors' pension expense and unfunded pension liability.

        No specific proposal as to the structure or terms of any Split-Off has been presented to or approved by the GM Board or proposed to the stockholders of General Motors. There can be no assurance that any such proposal will be presented to or approved by the GM Board or proposed to the stockholders of GM. Further, there can be no assurance that if so proposed, the stockholders of GM would approve any Split-Off or, if so approved, that any Split-Off would be consummated. Statements made herein about a Split-Off and its possible effects constitute forward-looking information which by its nature is uncertain and subject to further development and change.

        If a Split-Off is not completed, EDS would continue as a wholly owned subsidiary of General Motors. Under such circumstances, the existing contractual arrangements between General Motors and EDS respecting information technology would continue with any changes that the GM Board may consider fair to all classes of General Motors common stockholders and appropriate in light of the evolving competitive market for information technology services.

        (c) On January 30, 1996, a news release was issued on the subject of fourth quarter and year-to-date consolidated earnings for GM. The news release did not include financial statement footnotes and certain supplementary information that will be filed with the Securities and Exchange Commission at a later date. The GM news release and related news releases dated January 29, 1996 for fourth quarter and year-to-date earnings of General Motors Acceptance Corporation (GMAC), EDS, and Hughes Electronics Corporation (Hughes) were as follows:

                                GM NEWS RELEASE

        GENERAL MOTORS CORPORATION -- General Motors Corporation today reported record 1995-fourth-quarter consolidated net income of $1.9 billion, or $1.98 per share of GM $1-2/3 par value common stock, compared with $1.6 billion, or $1.74 per share, in the fourth quarter of 1994. That represents an improvement of $294 million, or 18.7 percent, compared with the year-ago period.

     Consolidated net income for the calendar year was a record $6.9 billion, or $7.21 per share, compared with $4.9 billion, or $5.15 per share, in 1994.
     "The record fourth-quarter and calendar-year results demonstrate the solid progress we've made toward achieving our goal of consistent industry-leading financial results, even though the overall worldwide industry was slightly weaker in 1995 than during the previous year," GM Chairman and Chief Executive Officer John F. Smith, Jr., said.
     "We recognize that we will continue to face significant challenges, but our continued emphasis on quality leadership, common processes and systems, leveraging our global resources, achieving competitiveness in cost, and introducing targeted products for specific customer groups will continue to pay off," Smith said.
     "We're particularly pleased with the continued improvement in our North American Operations, which reflects our people pulling together and focusing on customer, shareholder and employee enthusiasm," Smith said. "We've come a long way over the past four years, and we're going to keep our intense focus on continuing to improve. We're not about to rest on these results."
     The fourth-quarter and calendar-year results in 1995 and 1994 include a number of unusual and special items. (See "Unusual Items" and "Special Nonrecurring Items" for additional information.)
     Significant highlights of fourth-quarter and calendar-year-1995 results from the automotive sectors included the following:

             GM North American Operations (GM-NAO) reported net income of $603 million in the fourth-quarter of 1995, compared with net income of $598 million in the fourth quarter of 1994. Financial results for Delphi Automotive Systems are included in the GM-NAO financial data.

             GM-NAO earned $2.4 billion during calendar-year 1995, compared with earnings of $677 million during the prior year.

             GM International Operations (GMIO) reported net income of $498 million in the fourth quarter of 1995, compared with net income of $454 million in the year-ago period.

             GMIO's calendar-year 1995 net income totaled $1.64 billion, versus net income of $1.58 billion in 1994.


     Highlights of 1995 fourth-quarter and calendar-year results previously reported by GM's major subsidiaries included:

             General Motors Acceptance Corporation (GMAC) reported net income of $263 million for the fourth quarter of 1995, compared with net income of $242 million in the fourth quarter of 1994. GMAC's calendar-year-1995 net income totaled $1.03 billion, compared with $920 million in 1994.

             Hughes Electronics Corporation reported record fourth-quarter earnings of $295 million, compared with earnings totaling $256 million in the prior-year period. Hughes earned a record $1.11 billion during calendar-year 1995, compared with $1.05 billion in 1994.

             Electronic Data Systems Corporation (EDS) reported record earnings of $269 million in the fourth quarter of 1995, compared with earnings of $237 million in the prior-year period. EDS earned a record $939 million during calendar-year 1995, compared with $822 million in 1994.

     (See additional information in sections detailing individual automotive sector results, "Unusual Items," "Special Nonrecurring Items," and "Highlights.")
     The corporation's pretax income (with GMAC on an equity basis) was $1.7 billion in the fourth quarter of 1995, compared with $1.9 billion in the fourth quarter of 1994. Pretax income for the calendar year was $7.7 billion, compared with $6.7 billion in 1994.
     The fourth-quarter-1995 effective income-tax rate (with GMAC on an equity basis) was 11.0 percent. (See "Unusual Items" for details.)
     The corporation's net-profit margin -- net income as a percent of sales and revenues -- (with GMAC on an equity basis) increased to 4.7 percent in the fourth quarter of 1995, compared with 4.0 percent in the fourth quarter of 1994. The net-profit margin for the 1995 calendar year was 4.5 percent, compared with 3.5 percent in 1994. This is GM's best calendar-year net-profit margin since 1984.
     The funded status of GM's pension plans significantly improved during 1995:

             Under the SFAS No. 87 accounting basis, underfunding in the U.S. pension plans declined to $3.0 billion, compared with $9.3 billion at year-end 1994. The decline from 1994 for the U.S. plans was driven by $10.4 billion of cash and stock contributions to the plans and asset returns above our 10-percent assumed rate of return, partially offset by a 1.5-percentage-point decline in the interest rates used to discount the liabilities.

             GM achieved a fully funded status for its U.S. Salaried and Hourly pension plans on an "economic basis" at year-end 1995, one year ahead of the corporation's goal. The economic basis differs from the SFAS No. 87 accounting method, which is required for public reporting, in that, among other factors, it discounts the pension liabilities at the assumed long-term asset-earnings rate (currently 10 percent) rather than at current market interest rates (7 percent at year-end 1995), as required by SFAS No. 87.

     The corporation's cash position remained strong in the fourth quarter of 1995. Cash and marketable securities (with GMAC on an equity basis) totaled $10.9 billion at Dec. 31, 1995, compared with $11.0 billion at Dec. 31, 1994,
and $8.8 billion at Sept. 30, 1995.   This strong cash position was achieved
notwithstanding the $4.1 billion in cash contributions to the U.S. pension plans and approximately $600 million to the Canadian pension plans during 1995, and the $1.3 billion used to repurchase a portion of GM's preference stocks.
     Fully consolidated sales and revenues in the fourth quarter of 1995 totaled $43.9 billion -- an increase of 3.2 percent compared with the same period last year. Sales and revenues for the 1995 calendar year totaled $168.8 billion -- a 9.0-percent increase from 1994, when revenues totaled $155.0 billion.
     During the fourth quarter of 1995, GM dealers delivered 2,034,000 cars and trucks worldwide, resulting in a 17.7-percent worldwide market share, up from 1994's market share of 17.3 percent. In calendar-year 1995, deliveries totaled
8.3 million units, maintaining GM's position as the number-one vehicle producer worldwide for more than 60 consecutive years.
     Following is a summary of financial performance for GM's automotive business sectors (see "Highlights" for additional details):

GM NORTH AMERICAN OPERATIONS (GM-NAO)
     GM North American Operations, including GM's Delphi Automotive Systems, reported net income of $603 million in the fourth quarter of 1995, an improvement of $5 million, compared with net income of $598 million in the fourth quarter of 1994.
     GM-NAO results were affected by unusual and special items, which are detailed in the "Unusual Items" and "Special Nonrecurring Items" sections of this report.
     GM-NAO's pretax income of $656 million in the fourth quarter of 1995 represents a decline of $104 million versus the comparable period last year, when pretax income was $760 million. (See "Highlights" for additional details.)
     Net income for 1995 was $2.40 billion, an improvement of $1.72 billion, compared with net income of $677 million in 1994.
     GM-NAO's net-profit margin was 2.3 percent in the fourth quarter of 1995, compared with 2.2 percent in the prior-year period. For calendar-year 1995, GM-NAO's net-profit margin was 2.3 percent, compared with 0.7 percent in 1994.
     "The continued improvement at our North American Operations in 1995 reflects the innovative actions we've taken to significantly improve capacity utilization in our plants, and achieve the highest quality levels in the history of the corporation," Smith said.
     "Our success has made GM number one in customer satisfaction among the top 10 volume manufacturers for both cars and trucks," Smith said. "The Chevrolet Lumina was also the best all-new high-volume car in the history of the J. D. Power and Associates Initial Quality Study."
     GM vehicle deliveries in the United States in the fourth quarter of 1995 totaled 1,205,000 units, resulting in a 33.5-percent share of the U.S. vehicle market, up from the 33.3-percent market share in the fourth quarter of 1994. For calendar-year 1995, U.S. deliveries of GM vehicles totaled 4,895,000 units for a market share of 32.4 percent. That compares with a 32.8-percent market share in 1994. (See additional information in "Highlights.")
     "Delphi Automotive Systems continues to generate profits while aggressively growing its non-GM-NAO business throughout the world," Smith said. "During 1995, Delphi continued to focus aggressively on improving cost, quality and sales growth, and capped off the year by achieving its objective of getting 30 percent of its sales from outside the GM-NAO vehicle groups a full year ahead of the 1996 target."
     Delphi's global focus resulted in the announcement of a total of 21 new acquisitions, joint ventures and green-field sites since Jan. 1, 1995, throughout the world, including high-growth markets such as China, India and South America.

GM INTERNATIONAL OPERATIONS (GMIO)
     GM International Operations' net income for the fourth quarter of 1995 totaled $498 million, compared with net income of $454 million in the same period of 1994.
     GMIO's results were affected by unusual items, which are detailed in the "Unusual Items" section of this report.
     Pretax income of $110 million in the fourth quarter of 1995 represents a decline of $451 million compared with the same period last year, when pretax income was $561 million.
     Net income for calendar year 1995 totaled $1.64 billion, compared with 1994, when net income was $1.58 billion. (See "Highlights" for additional details.)

     "The higher net earnings for the quarter were largely due to favorable income taxes in both Europe and Latin America and increased volume, partially offset by the negative impacts of exchange-rate movements, Vectra launch costs in Europe, and material- and labor-cost pressures in Latin America," Smith said.
     The net-profit margin for GM's International Operations was 5.9 percent in the fourth quarter of 1995, compared with 5.8 percent in the prior-year period. For calendar-year 1995, GMIO's net-profit margin was 5.1 percent, compared with 5.6 percent in 1994.
     GM's automotive operations in Europe reported net income of $248 million in the fourth quarter of 1995, compared with net income of $180 million in the same period of 1994. For calendar-year 1995, GM's European automotive operations reported net income of $796 million, compared with $695 million in 1994.
     For the remainder of GM's International Operations, including Latin American Operations and Asia-Pacific Operations, net income totaled $250 million in the fourth quarter of 1995, compared with $274 million in the prior-year period. Net income for calendar-year 1995 totaled $848 million, compared with net income of $880 million in 1994.
     In Western Europe, the Opel/Vauxhall model lineup continued to be the leading passenger-car brand. GM vehicle deliveries in Western Europe totaled 370,000 in the fourth quarter of 1995, compared with 384,000 in the same period last year. For calendar-year 1995, GM vehicle deliveries in Western Europe totaled 1,667,000, up 1.0 percent compared with deliveries of 1,651,000 in calendar-year 1994.
     Opel/Vauxhall's 12.7-percent share of the Western Europe passenger-car market in the fourth quarter of 1995 was down from the 13.2-percent share in the prior-year period. For calendar-year 1995, Opel/Vauxhall's passenger-car market share of 12.6 percent was the second highest on record and up slightly compared with 1994. (See "Highlights" for additional information).
     "Overall, our International Operations performed very well during 1995 given the difficulties we faced relative to unfavorable exchange rates and continued cost pressures," Smith said. "In 1995, GMIO's vehicle deliveries, totaling 2,996,000 units, set an all-time annual record."

UNUSUAL ITEMS
     Layoffs at North American Operations facilities -- primarily Flint (Mich.) Truck Assembly -- will result in pretax costs totaling $183 million ($114 million after-tax), which have been reflected in GM-NAO's fourth-quarter-1995 net income. Under accounting standard SFAS No. 112, adopted by the corporation in 1994, the costs for idling the work force due to such events as the elimination of shifts or extended downtime periods must be recorded on an accrual basis rather than on a pay-as-you-go basis.
     During the fourth quarter of 1995, the corporation increased certain reserves at GM-NAO, which are recorded on a discounted basis, by $163 million pretax ($101 million after-tax) to reflect the significant decline in interest rates during 1995.
     The unusually low fourth-quarter-1995 effective income-tax rate (with GMAC on an equity basis) of 11.0 percent results from several items:

             During the fourth quarter of 1995, GM reached resolution on numerous prior-year tax issues worldwide and on the associated interest, and re-evaluated the remaining reserves for these items. This had the effect of reducing income-tax expense at GMIO, and interest expense at GM-NAO. The interest had been accrued for more than 10 years on numerous items.

             The effective income-tax rate was favorably impacted by the mix of foreign earnings, which are generally taxed at a rate lower than the U.S. rate.

             The corporation recorded a tax benefit related to a 1995 U.S. net operating loss -- for tax purposes only -- that will be carried back to higher-rate tax years.

     The effective income-tax rate (with GMAC on an equity basis) for the fourth quarter of 1994 was 34.9 percent. For calendar-year 1995, the effective income-tax rate (with GMAC on an equity basis) was 27.0 percent, compared with
32.5 percent for 1994. Calendar-year 1995 reflects the same items described above that affected the fourth quarter as well as the tax benefit in the second quarter of 1995 associated with the sale of the net assets of National Car Rental System (NCRS).

SPECIAL NONRECURRING ITEMS
     Effective Jan. 1, 1995, General Motors implemented an accounting change (as specified by The Emerging Issues Task Force of the Financial Accounting Standards Board) that delays recognition of revenue from vehicle fleet sales to daily rental companies. This results in an unfavorable cumulative effect of $52 million, or $0.07 per share of GM $1-2/3 par value common stock, which was recorded retroactively in GM-NAO's first-quarter-1995 results. The effect of this accounting change on subsequent quarters of 1995 was not material.
     The 1995 results include $163 million of net income, or $0.22 per share of GM $1-2/3 par value common stock, reported in the second quarter of 1995, from the sale of the net assets of NCRS. The sale of NCRS' net assets resulted in a pretax loss of $148 million, which was more than offset by $311 million of tax benefits.
     The results in the 1995 calendar year also reflect a reduction of $0.22 per share of GM $1-2/3 par value common stock reported in the second quarter of 1995 related to the repurchase from stockholders of more than half of the outstanding shares of series B, D and G preference stock for a total of $1.3 billion.
     The 1994-calendar-year results included the $758 million after-tax unfavorable effect of the SFAS No. 112 accounting change in the first quarter, of which $705 million affected GM-NAO. The non-cash charge primarily reflected expenses related to GM's extended-disability benefit program in the United States.

PROFIT SHARING FOR U.S. EMPLOYEES
     As a result of the profits generated in 1995 by GM's operations in the United States, profit-sharing payments will be made in 1996 to approximately 352,000 of GM's U.S. employees. The total profit-sharing payout of more than $250 million will result in a record payment to each full-time employee who worked the entire year of approximately $800. This compares with a total payout last year of more than $185 million based on U.S. financial performance during 1994, and a payout in 1995 of $589 made to each full-time employee who had worked the entire previous year.

UPDATE ON THE POSSIBLE SPLIT-OFF OF EDS
     GM has previously announced its intention to pursue a split-off of EDS to GM's Class E stockholders by an exchange of EDS common stock for Class E stock in a transaction that is tax-free for U.S. federal income-tax purposes and fair to all classes of GM's common stockholders. GM also announced, in December of 1995, that it had received a ruling from the U.S. Internal Revenue Service to the effect that a split-off as contemplated by GM would be tax-free to GM and its common stockholders.
     GM and EDS management are working to develop specific terms for such a transaction to present to GM's Board of Directors. Among other matters being addressed, the managements are in the process of developing conditions for a long-term information-technology agreement between the companies to be effective upon a split-off.
     Management of GM and EDS are also addressing the amount of any special payment that should be made by EDS to GM prior to the split-off in order to ensure that the split-off is fair to all GM common stockholders. Any such payment will not exceed one billion dollars and could well be substantially less.
     Substantial progress is being made in developing a specific split-off proposal, although significant matters still remain to be resolved before a definitive proposal can be presented to GM's Board of Directors for its consideration. Any such transaction will be subject to approval by GM's common stockholders. No assurances can be given that a split-off of EDS will be proposed to GM's common stockholders or, if proposed, approved by them. However, management of both GM and EDS and GM's Board of Directors continue to expect that such a transaction may be accomplished in the first half of 1996.
     If a split-off of EDS is not completed, EDS would continue as a wholly owned subsidiary of GM. Under such circumstances, the existing contractual arrangements between GM and EDS respecting information technology would continue with any changes that GM's Board of Directors may consider fair to all classes of GM common stockholders and appropriate in light of the evolving competitive market for information technology services.

                          GENERAL MOTORS CORPORATION
                               AND SUBSIDIARIES




HIGHLIGHTS - Q4 Financial Results
(Dollars in Millions Except
Per Share Amounts)
                                                                            Fourth Quarter
                                                                        ----------------------
                                                                              1995     1994(1)
                                                                         ---------  ----------
    Sales and Revenues
      GM sales                                                           $39,564.4   $39,045.4
      GMAC financing revenues                                              3,069.4     2,599.6
      Other income                                                         1,517.6     1,126.8
      Intersegment transactions                                             (216.9)     (218.5)
                                                                         ---------   ---------
        Total Sales and Revenues                                         $43,934.5   $42,553.3
                                                                         =========   =========
    Gross Profit Margin Percentage(2)                                         16.0%       17.8%
    ...........................................................................................
    Pre-Tax Income(2)                                                     $1,697.7    $1,896.0
    Effective Income Tax Rate(2)                                              11.0%       34.9%
    ...........................................................................................
    Consolidated Net Income                                               $1,866.0    $1,572.1
    Net Profit Margin Percentage(2)                                            4.7%        4.0%
    ...........................................................................................
    Earnings Attributable to Common Stocks
      $1-2/3 par value                                                    $1,499.8    $1,311.8
      Class E                                                               $244.4      $128.5
      Class H                                                                $71.1       $59.7
    ...........................................................................................
    Earnings Per Share Attributable to Common Stocks
      $1-2/3 par value                                                       $1.98       $1.74
      Class E                                                                $0.56       $0.49
      Class H                                                                $0.74       $0.64
    ..........................................................................................
    Cash Dividends Per Share of Common Stocks
      $1-2/3 par value                                                       $0.30       $0.20
      Class E                                                                $0.13       $0.12
      Class H                                                                $0.23       $0.20
    ..........................................................................................
    Major Business Sector Results
       GM-NAO:
         Sales                                                             $26,220     $26,827
                                                                            ======      ======
         Pretax income                                                        $656        $760
         Income tax expense                                                    (81)       (151)
         Equity income (loss)                                                   28         (11)
                                                                            ------      ------
           GM-NAO Net Income                                                  $603        $598
                                                                            ------      ------
       GMIO:
         Sales                                                              $8,408      $7,842
                                                                            ======      ======
         Pretax income                                                        $110        $561
         Income tax benefit (expense)                                          319        (218)
         Equity income                                                          69         111
                                                                            ------      ------
           GMIO Net Income (3)                                                $498        $454
                                                                            ------      ------
       GMAC Net Income                                                        $263        $242
       EDS Earnings                                                            269         237
       Hughes Earnings                                                         295         256
       Other Loss (4)                                                          (62)       (215)
                                                                            ------      ------
    Consolidated Net Income                                                 $1,866      $1,572
                                                                            ======      ======



See footnotes on page 12.






                                                       continues

                          GENERAL MOTORS CORPORATION
                               AND SUBSIDIARIES



HIGHLIGHTS - Q4 Operating Information
                                                     Fourth Quarter
                                                ----------------------

                                                     1995        1994(1)
                                                ---------   ---------
     Worldwide Wholesale Sales (Units in 000s)
       United States:   Cars                          763         806
                        Trucks                        515         523
                                                    -----       -----

         Total United States                        1,278       1,329
       Other North America                             84         125
                                                    -----       -----

           Total North America                      1,362       1,454
       Overseas                                       775         730
                                                    -----       -----
             Total All Sources                      2,137       2,184
                                                    =====       =====
     ................................................................
     Unit Deliveries (Units in 000s)
     United States
       Chevrolet - Cars                               261         227
                 - Trucks                             359         386
       Pontiac                                        142         128
       Buick                                          115         131
       Oldsmobile                                      89         111
       Cadillac                                        51          53
       Saturn                                          69          73
       SAAB                                             5           6
       GMC                                            114         122

                                                    -----       -----
         Total United States                        1,205       1,237
     Other North America                               95         122

                                                    -----       -----
         Total North America                        1,300       1,359
                                                    -----       -----

     International
       Europe                                         398         398
       Latin America                                  130         105
       Asia/Pacific                                   166         140
       All Other                                       40          38
                                                    -----       -----
          Total International                         734         681
                                                    -----       -----
              Total Worldwide                       2,034       2,040
                                                    =====       =====
     ................................................................
     Market Share (% of U.S. Market)
       Cars                                          36.1%       34.0%
       Trucks                                        30.3%       32.5%
         Total                                       33.5%       33.3%
     ................................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars                          25.3%       26.1%
       % Fleet Sales - Trucks                        10.9%       10.4%
       Total Fleet Vehicles                          19.5%       19.4%
     ................................................................
     Days Supply of Inventory -- U.S.
     Gross Landed Stock
       Cars                                           103          76
       Trucks                                          81          67
     ................................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)                 85.2%       90.7%


     ................................................................
     GM-NAO Retail Incentives
       ($ per unit)                                  $633        $738
     ................................................................

See footnotes on page 12.


                                                              continues

                          GENERAL MOTORS CORPORATION
                               AND SUBSIDIARIES



     HIGHLIGHTS - Q4 Operating Information - Concluded

                                                           Fourth Quarter
                                                      ----------------------

                                                            1995        1994(1)
                                                            ----        ----

     Average Worldwide Employment (in 000s)
       GM                                                    525         532
       GMAC                                                   17          17
       EDS                                                    92          81
       Hughes                                                 80          77
       NCRS                                                    -           6
                                                             ---         ---
       Average Number of Employees                           714         713
                                                             ===         ===
     .......................................................................
     Worldwide Payrolls ($ Millions)                    $8,514.2    $8,230.6
     .......................................................................


     (1) Certain amounts for 1994 were reclassified to conform with 1995 classifications.
     (2)  Calculated with GMAC on an equity basis.
     (3)  GMIO Includes:  GM Europe      $248         $180
                          Other GMIO     $250         $274
     (4) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments.

                          GENERAL MOTORS CORPORATION
                              AND SUBSIDIARIES






HIGHLIGHTS - 12 Months Financial Results
 (Dollars in Millions Except                                Twelve Months Ended
 Per Share Amounts)                                               Dec. 31,
                                                         --------------------------
                                                            1995          1994(1)
                                                         ---------     ------------
Sales and Revenues
   GM sales                                              $152,614.5      $141,576.0
   GMAC financing revenues                                 11,664.0         9,418.8
   Other income                                             5,325.2         4,742.6
   Intersegment transactions                                 (775.1)         (786.2)
                                                         ----------     -----------
     Total                                               $168,828.6      $154,951.2
                                                         ==========     ===========
Gross Profit Margin Percentage(2)                              17.1%           17.2%
 ....................................................................................
Pre-Tax Income(2)                                          $7,740.2        $6,708.0
Effective Income Tax Rate(2)                                   27.0%           32.5%
 ....................................................................................
Consolidated Net Income                                    $6,880.7(3,4)   $4,900.6(4)
Net Profit Margin Percentage(2)                                 4.5%            3.5%
 ....................................................................................
Earnings Attributable to Common Stocks
  $1-2/3 par value                                         $5,457.0(4,5)   $3,893.9(4)
  Class E                                                    $795.5          $444.4
  Class H                                                    $264.6          $241.6(4)
 ...................................................................................
Earnings Per Share Attributable to Common Stocks
  $1-2/3 par value                                            $7.21(4,5)      $5.15(4)
  Class E                                                     $1.96           $1.71
  Class H                                                     $2.77           $2.62(4)
 ...................................................................................
Cash Dividends Per Share of Common Stocks
  $1-2/3 par value                                            $1.10           $0.80
  Class E                                                     $0.52           $0.48
  Class H                                                     $0.92           $0.80
 ...................................................................................
Major Business Sector Results
  GM-NAO:
    Sales                                                  $103,253         $98,133
                                                         ==========     ===========
    Pretax income                                            $3,347          $1,589
    Income tax expense                                         (963)           (268)
    Equity income                                                64              61
    Cum. effect of acct. changes                                (52)(4)        (705)(4)
                                                         ----------     -----------
  GM-NAO Net Income                                          $2,396            $677
                                                         ----------     -----------
  GMIO:
    Sales                                                   $32,112         $28,087
                                                         ==========     ===========
    Pretax income                                            $1,601          $2,232
    Income tax expense                                         (162)           (818)
    Equity income                                               205             161
                                                         ----------     -----------
      GMIO Net Income (6)                                    $1,644          $1,575
                                                         ----------     -----------

  GMAC Net Income                                            $1,031            $920(4)
  EDS Earnings                                                  939             822
  Hughes Earnings                                             1,108           1,049(4)
  Other Loss (7)                                               (237)(3)        (142)(4)
                                                         ----------     -----------
Consolidated Net Income                                      $6,881          $4,901
                                                         ==========     ===========
Income Before Accounting Changes                             $6,933          $5,659
                                                         ==========     ===========



    See footnotes on page 15.


                                           Continues

                          GENERAL MOTORS CORPORATION
                               AND SUBSIDIARIES

HIGHLIGHTS - 12 Months Operating Information

                                                 Twelve Months Ended
                                                       Dec. 31,
                                                ---------------------
                                                     1995        1994 (1)
                                                ---------  ----------
Worldwide Wholesale Sales (Units in 000s)
  United States:  Cars                              3,112       3,049
                  Trucks                            2,030       1,967
                                                  -------     -------
    Total United States                             5,142       5,016
  Other North America                                 418         521
                                                  -------     -------
    Total North America                             5,560       5,537
  Overseas                                          3,007       2,791
                                                  -------     -------
     Total All Sources                              8,567       8,328
                                                  =======     =======
 .....................................................................
Unit Deliveries (Units in 000s)
United States
  Chevrolet - Cars                                  1,054       1,004
            - Trucks                                1,429       1,461
  Pontiac                                             599         621
  Buick                                               472         547
  Oldsmobile                                          387         449
  Cadillac                                            180         211
  Saturn                                              286         286
  SAAB                                                 26          22
  GMC                                                 462         462
                                                  -------     -------
    Total United States                             4,895       5,063
Other North America                                   433         523
                                                  -------     -------
    Total North America                             5,328       5,586
                                                  -------     -------
International
  Europe                                            1,725       1,704
  Latin America                                       503         416
  Asia/Pacific                                        624         547
  All Other                                           144         126
                                                  -------     -------
    Total International                             2,996       2,793
                                                  -------     -------
Total Worldwide                                     8,324       8,379
                                                  =======     =======
 ......................................................................
Market Share (% of U.S. Market)
  Cars                                               34.2%       34.3%
  Trucks                                             29.9%       30.9%
  Total                                              32.4%       32.8%
 ......................................................................
U.S. Retail/Fleet Mix
  % Fleet Sales - Cars                               23.3%       24.7%
  % Fleet Sales - Trucks                             12.4%       12.3%
  Total Fleet Vehicles                               19.0%       19.9%
 ......................................................................
Capacity Utilization %
U.S. and Canada (2-shift rated)                      86.9%       84.6%
 ......................................................................
GM-NAO Retail Incentives
  ($per unit)                                      $  680      $  797
 ......................................................................


See footnotes on page 15.





                                                               continues

                          GENERAL MOTORS CORPORATION
                               AND SUBSIDIARIES



     HIGHLIGHTS - 12 Months Operating Information - Concluded

                                                 Twelve Months Ended
                                                        Dec. 31,
                                              -------------------------
                                                   1995        1994(1)
                                              ----------     ----------
      Average Worldwide Employment (in 000s)
        GM                                         521           521*
        GMAC                                        17            18
        EDS                                         88            75
        Hughes                                      80            77
        NCRS                                         3             6
                                                   ---           ---
        Average Number of Employees                709           697
                                                   ---           ---
     ..................................................................
     Worldwide Payrolls   ($  Millions)      $33,633.8     $31,737.3
     ..................................................................

     * Restated to include employment during shutdown.

    Footnotes

    (1) Certain amounts for 1994 were reclassified to conform with 1995 classifications.
    (2)  Calculated with GMAC on an equity basis.
    (3) Includes $162.6 million net income from the sale of the net assets of NCRS, partially offset by $13.5 million in preference stock buyback fees.
    (4) In November 1995, the Corporation adopted, retroactive to January 1, 1995, the consensus of EITF Issue No. 95-1. The unfavorable effect of adopting EITF Issue No. 95-1 on GM-NAO was $51.8 million after-tax or $0.07 per share of $1-2/3 par value common stock. Effective January 1, 1994, GM adopted SFAS No. 112 with an unfavorable cumulative effect of $758.1 million after tax. On a sector basis the CNI impact was GM-NAO $704.6; GMAC $7.4; Hughes $30.4; and Other $15.7. The impact on earnings attributable to common stocks was $1-2/3 par value common stock $751.3 million ($1.05 per share) and Class H $6.8 million ($0.08 per share).
    (5) Includes $162.6 million, or $0.22 per share, favorable impact from the sale of the net assets of NCRS, offset by the unfavorable impact of the Series B, D and G preference share buyback of $0.22 per share.

    (6)  GMIO Includes:                        Twelve Months Ended
                                                   Dec. 31,
                                               -------------------
                                               1995           1994
                                               ----           ----
                           GM Europe           $796           $695
                           Other GMIO          $848           $880


    (7)  Includes NCRS, Allison Transmission Division, GM
         Locomotive Group, and purchase accounting adjustments.

                           GENERAL MOTORS CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME


                                                             Years Ended December 31,
                                                       ------------------------------------
                                                          1995         1994         1993
                                                       ----------  -----------  -----------
                                                               (Dollars in Millions)
NET SALES AND REVENUES
Manufactured products                                  $143,666.1   $134,759.8   $119,686.3
Financial services                                       11,664.0      9,418.8      8,752.0
Computer systems services                                 8,531.0      6,412.9      5,183.6
Other income                                              4,967.5      4,359.7      4,597.6
                                                       ----------  -----------  -----------
     TOTAL NET SALES AND REVENUES                       168,828.6    154,951.2    138,219.5
                                                       ----------  -----------  -----------

COSTS AND EXPENSES
Cost of sales and other operating charges,
  exclusive of items listed below                       126,535.3    117,220.5    106,421.9
Selling, general, and administrative expenses            13,514.7     12,233.7     11,531.9
Interest expense                                          5,302.2      5,431.9      5,673.7
Depreciation of real estate, plants, and equipment        8,554.4      7,124.4      6,576.3
Amortization of special tools                             3,212.0      2,900.7      2,535.3
Amortization of intangible assets                           255.3        226.2        330.4
Other deductions                                          1,678.4      1,460.5      1,624.7
Special provision for scheduled plant closings                  -            -        950.0
                                                       ----------  -----------  -----------
     TOTAL COSTS AND EXPENSES                           159,052.3    146,597.9    135,644.2
                                                       ----------  -----------  -----------

INCOME BEFORE INCOME TAXES                                9,776.3      8,353.3      2,575.3
United States, foreign, and other income taxes            2,843.8      2,694.6        109.5
                                                       ----------  -----------  -----------
Income before cumulative effect of accounting changes     6,932.5      5,658.7      2,465.8
Cumulative effect of accounting changes                    (51.8)      (758.1)            -
                                                       ----------  -----------  -----------
     NET INCOME                                           6,880.7      4,900.6      2,465.8

Preference shares tender offer premium                      153.4            -            -
Dividends on preferred and preference stocks                210.2        320.7        356.8
                                                       ----------  -----------  -----------
     INCOME ON COMMON STOCKS                             $6,517.1     $4,579.9     $2,109.0
                                                       ==========  ===========  ===========

                           GENERAL MOTORS CORPORATION
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF INCOME - Concluded

                                                                  Years Ended December 31,
                                                        ------------------------------------------
                                                          1995            1994            1993
                                                          ----            ----            ----
                                                                  (Dollars in Millions
                                                                 Except Per Share Amounts)
EARNINGS ATTRIBUTABLE TO COMMON STOCKS
  $1-2/3 par value before cumulative
     effect of accounting changes                       $5,508.8         $4,645.2         $1,537.3
  Cumulative effect of accounting changes                 (51.8)          (751.3)                -
                                                        --------         --------         --------
  Net earnings attributable to $1-2/3 par value         $5,457.0         $3,893.9         $1,537.3
                                                        ========         ========         ========
  Net earnings attributable to Class E                    $795.5           $444.4           $367.2
                                                        ========         ========         ========
  Class H before cumulative effect of
     accounting change                                    $264.6           $248.4           $204.5
  Cumulative effect of accounting change                       -            (6.8)                -
                                                        --------         --------         --------
  Net earnings attributable to Class H                    $264.6           $241.6           $204.5
                                                        ========         ========         ========
Average number of shares of common
  stocks outstanding (in millions)
     $1-2/3 par value                                      749.7            741.3            710.2
     Class E                                               404.6            260.3            243.0
     Class H                                                95.5             92.1             88.6

EARNINGS PER SHARE ATTRIBUTABLE
TO COMMON STOCKS
  $1-2/3 par value before cumulative
     effect of accounting changes                          $7.28            $6.20            $2.13
  Cumulative effect of accounting changes                 (0.07)           (1.05)                -
                                                        --------         --------         --------
  Net earnings attributable to $1-2/3 par value            $7.21            $5.15            $2.13
                                                        ========         ========         ========
  Net earnings attributable to Class E                     $1.96            $1.71            $1.51
                                                        ========         ========         ========
  Class H before cumulative effect
     of accounting change                                  $2.77            $2.70            $2.30
  Cumulative effect of accounting change                       -           (0.08)                -
                                                        --------         --------         --------
  Net earnings attributable to Class H                     $2.77            $2.62            $2.30
                                                        ========         ========         ========


                           GENERAL MOTORS CORPORATION
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET



                                                           December 31,
                                                     ------------------------
                               ASSETS                    1995         1994
                                                     -----------  -----------
                                                      (Dollars in Millions)
ASSETS
Cash and cash equivalents                              $11,044.3    $10,939.0
Other marketable securities                              5,598.6      5,136.6
                                                     -----------  -----------
  Total cash and marketable securities                  16,642.9     16,075.6
Finance receivables - net                               58,732.0     54,077.3
Accounts and notes receivable (less allowances)          9,988.4      8,977.8
Inventories (less allowances)                           11,529.5     10,127.8
Contracts in process (less advances and progress
  payments of $1,327.2 and $2,311.2)                     2,469.2      2,265.4
Net equipment on operating leases (less accumulated
  depreciation of $7,224.5 and $5,374.7)                27,702.3     20,061.6
Deferred income taxes                                   19,028.3     19,693.3
Property
  Real estate, plants, and equipment - at cost          73,652.3     69,807.9
  Less accumulated depreciation                         44,083.2     42,586.4
                                                     -----------  -----------
       Net real estate, plants, and equipment           29,569.1     27,221.5
  Special tools - at cost (less amortization)            8,170.7      7,559.1
                                                     -----------  -----------
          Total property                                37,739.8     34,780.6
Intangible assets - at cost (less amortization)         11,898.9     11,913.8
Other assets (less allowances)                          21,392.1     20,625.5
                                                     -----------  -----------
     TOTAL ASSETS                                     $217,123.4   $198,598.7
                                                     ===========  ===========

                           GENERAL MOTORS CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEET - Concluded



                                                                        December 31,
                                                                       --------------
              LIABILITIES AND STOCKHOLDERS' EQUITY                      1995    1994
                                                                       ------  ------
                                                                    (Dollars in Millions
                                                                  Except Per Share Amounts)

LIABILITIES
Accounts payable (principally trade)                              $11,898.8   $11,635.0
Notes and loans payable                                            83,323.5    73,730.2
United States, foreign, and other income taxes -
  deferred and payable                                              3,231.6     2,721.0
Postretirement benefits other than pensions                        41,595.1    40,018.2
Pensions                                                            6,842.3    14,353.2
Other liabilities and deferred credits                             46,886.6    42,867.3
                                                                 ----------  ----------
    TOTAL LIABILITIES                                             193,777.9   185,324.9
                                                                 ----------  ----------

STOCKS SUBJECT TO REPURCHASE                                              -       450.0
                                                                 ----------  ----------

STOCKHOLDERS' EQUITY
Preference stocks                                                       1.2         2.4
Common stocks
  $1-2/3 par value (issued, 753,008,273 and 754,345,782 shares)     1,255.0     1,257.2
  Class E (issued, 442,812,166 and 268,125,255 shares)                 44.3        26.8
  Class H (issued, 97,152,014 and 78,720,022 shares)                    9.7         7.9
Capital surplus (principally additional paid-in capital)           18,870.9    13,149.4
Net income retained for use in the business                         7,185.4     1,785.8
                                                                 ----------  ----------
       Subtotal                                                    27,366.5    16,229.5

Minimum pension liability adjustment                              (4,736.3)   (3,548.4)
Accumulated foreign currency translation adjustments                  222.5     (100.4)
Net unrealized gains on investments in certain debt and
  equity securities                                                   492.8       243.1
                                                                 ----------  ----------
    TOTAL STOCKHOLDERS' EQUITY                                     23,345.5    12,823.8
                                                                 ----------  ----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $217,123.4  $198,598.7
                                                                 ==========  ==========

                           GENERAL MOTORS CORPORATION
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                               Years Ended December 31,
                                                         ------------------------------------
                                                             1995         1994        1993
                                                         -----------  -----------  ----------
                                                                  (Dollars in Millions)
CASH FLOWS FROM OPERATING ACTIVITIES
  Income before cumulative effect
    of accounting changes                                   $6,932.5     $5,658.7    $2,465.8
  Adjustments to reconcile income
    before cumulative effect of accounting
    changes to net cash provided by
    operating activities
       Depreciation of real estate, plants,
         and equipment                                       4,062.1      3,688.7     3,682.7
       Depreciation of equipment on
         operating leases                                    4,492.3      3,435.7     2,893.6
       Amortization of special tools                         3,212.0      2,900.7     2,535.3
       Amortization of intangible assets                       255.3        226.2       330.4
       Amortization of discount and issuance
         costs on debt issues                                   77.6         71.3        90.5
       Provision for financing losses                          448.8        177.3       300.8
       Special provision for scheduled plant closings              -            -       950.0
       Provision for inventory allowances                       77.5         53.1        44.1
       Pension expense, net of cash contributions           (2,983.9)    (5,096.1)   (1,548.2)
       Pre-tax (gain) loss on sales of various assets          116.1       (17.6)       305.6
       Provision for ongoing postretirement
         benefits other than pensions,
         net of cash payments                                1,684.1      2,252.6     2,396.7
       Origination and purchase of mortgage loans          (12,085.6)   (10,135.7)  (21,583.7)
       Proceeds on sale of mortgage loans                   11,132.7     10,719.2    22,309.5
       Change in other investments,
         miscellaneous assets, deferred credits, etc.          367.5    (1,628.2)       340.2
       Change in other operating assets and liabilities
            Accounts receivable                               (733.1)    (2,582.1)     (480.9)
            Inventories                                     (1,487.0)    (1,750.3)      240.3
            Prepaid expenses and other
              deferred charges                                (661.6)      (725.5)       60.2
            Deferred taxes and income
              taxes payable*                                 1,945.2        903.8    (1,512.8)
            Other liabilities*                                 438.8      2,683.5      (189.3)
            Other*                                            (867.8)     1,113.4     1,115.6
                                                         -----------  -----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  $16,423.5    $11,948.7   $14,746.4
                                                         -----------  -----------  ----------



*Excluding effect of accounting changes.

                           GENERAL MOTORS CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS - CONCLUDED


                                                           Years Ended December 31,
                                                ---------------------------------------------
                                                   1995              1994             1993
                                                   ----              ----             ----
                                                             (Dollars in Millions)

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in companies, net of
      cash acquired                           ($   616.3)      ($   246.6)       ($   232.4)
  Expenditures for real estate, plants,
    and equipment                               (6,351.4)        (4,883.7)         (3,822.1)
  Expenditures for special tools                (3,725.9)        (2,341.4)         (2,648.6)
  Proceeds from disposals of real estate,
    plants, and equipment                          540.8            351.0             534.9
  Proceeds from the sale of various assets         183.2            518.4             231.5
  Expenditures related to the sale of NCRS        (197.0)               -                 -
  Change in other investing assets
    Investments in other marketable
       securities - acquisitions               (18,410.1)       (14,482.3)        (13,545.4)
    Investments in other marketable
       securities - liquidations                17,947.4         13,906.0          13,377.0
    Finance receivables - acquisitions        (163,033.3)      (156,579.8)       (103,396.3)
    Finance receivables - liquidations         133,766.2        137,598.4          92,808.6
    Finance receivables - other                    244.3            610.6           8,528.3
    Proceeds from sales of finance receivables  25,982.5         18,800.0          13,072.2
    Operating leases - net*                     (8,856.7)       (10,239.8)         (4,887.7)
    Other                                          (13.0)          (510.6)            346.8
                                               -----------     -----------       -----------
NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES                        (22,539.3)       (17,499.8)            366.8
                                               -----------     -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in short-term
     loans payable                               6,087.6          3,877.7          (4,278.3)
   Increase in long-term debt                   12,129.8         12,997.4           9,634.7
   Decrease in long-term debt                   (9,636.3)       (14,259.9)        (17,029.6)
   Redemption of HHMI put options                      -                -            (315.0)
   Repurchases of common, preferred, and
     preference stocks                          (1,680.7)               -            (265.6)
   Proceeds from issuing common stocks             504.8          1,184.9             860.2
   Cash dividends paid to stockholders          (1,327.7)        (1,111.9)         (1,083.9)
                                               -----------     -----------       -----------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES                                      6,077.5          2,688.2        (12,477.5)
                                               -----------     -----------       -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                              143.6             11.4             76.2
                                               -----------     -----------       -----------
Net increase (decrease) in cash and
  cash equivalents                                  105.3         (2,851.5)         2,711.9
Cash and cash equivalents
  at beginning of the year                       10,939.0         13,790.5         11,078.6
                                               -----------      -----------      -----------
Cash and cash equivalents
  at end of the year                            $11,044.3        $10,939.0        $13,790.5
                                               ===========      ===========      ===========




* Excluding effect of accounting changes.

GENERAL MOTORS OPERATIONS WITH GMAC ON AN EQUITY BASIS

     In order to facilitate analysis, the following financial statements present financial data for the Corporation's manufacturing, wholesale marketing, defense, electronics, and computer service operations with the financing and insurance operations reflected on an equity basis. This is the same basis and format used in years prior to the Corporation's adoption of SFAS No. 94, Consolidation of All Majority-owned Subsidiaries:


<Caption
STATEMENT OF CONSOLIDATED INCOME
WITH GMAC ON AN EQUITY BASIS                                          Years Ended December 31,
                                                          --------------------------------------------------
(Dollars in Millions)                                        1995                1994                1993
                                                          -----------        ------------        -----------
NET SALES AND REVENUES (1)
Manufactured products                                     $134,225.0          $125,687.0          $110,592.0
Hughes manufactured products                                 9,528.8             9,201.1             9,211.2
Computer systems services                                    8,860.7             6,687.9             5,449.5
                                                          -----------        ------------        ------------
  TOTAL NET SALES AND REVENUES                             152,614.5           141,576.0           125,252.7
                                                          -----------        ------------        ------------

COSTS AND EXPENSES
Cost of sales and other operating charges,
  exclusive of items listed below                          126,545.8           117,290.8           106,497.1
Selling, general, and administrative expenses               11,489.8            10,574.7             9,765.7
Depreciation of real estate, plants, and equipment           4,211.8             3,868.4             3,824.7
Amortization of special tools                                3,212.0             2,900.7             2,535.3
Amortization of intangible assets                              171.1               180.7               189.3
Special provision for scheduled plant closings                     -                  -                950.0
                                                          -----------        ------------        ------------
  TOTAL COSTS AND EXPENSES                                 145,630.5           134,815.3           123,762.1
                                                          -----------        ------------        ------------

OPERATING INCOME                                             6,984.0             6,760.7             1,490.6

Other income less income deductions - net (2)                1,220.8             1,251.8             1,195.3
Interest expense                                              (464.6)           (1,304.5)           (1,510.9)
                                                          -----------        ------------        ------------
INCOME BEFORE INCOME TAXES                                   7,740.2             6,708.0             1,175.0
Income taxes (credit)                                        2,091.6             2,181.9              (482.1)
                                                          -----------        ------------        ------------
Income after Income Taxes                                    5,648.6             4,526.1             1,657.1
Earnings of nonconsolidated affiliates                       1,283.9             1,125.2               808.7
                                                          -----------        ------------        ------------
Income before cumulative effect of accounting
  changes                                                    6,932.5             5,651.3             2,465.8
Cumulative effect of accounting changes (3)                    (51.8)             (750.7)                  -
                                                          -----------        ------------        ------------
  NET INCOME                                              $  6,880.7          $  4,900.6         $   2,465.8
                                                          ===========        ============        ============

  NET INCOME MARGIN                                              4.5%                3.5%                2.0%


Certain amounts for 1994 and 1993 were reclassified to conform with 1995 classifications.
(1) Includes sales to nonconsolidated affiliates of $1,214.6 million in 1995, $1,134.1 million in 1994, and $1,059.2 million in 1993, including $329.7 million in computer systems services revenues for 1995, $275.0 million for 1994, and $265.9 million for 1993.
(2) Includes loss on the sale of National Car Rental System (NCRS) net assets of $147.8 million in 1995 and a loss on the sale of Allison Gas Turbine Division (AGT) of $305.6 million in 1993.
(3) Effective January 1, 1995 the Corporation adopted EITF Issue No. 95-1 and effective January 1, 1994 the Corporation adopted SFAS No. 112. Not included in 1994 is the unfavorable cumulative effect on GMAC earnings of $7.4 million of adopting SFAS No. 112 because the cumulative effect is included in earnings of nonconsolidated affiliates.

CONSOLIDATED BALANCE SHEET
WITH GMAC ON AN EQUITY BASIS                                    December 31,
                                                           ----------------------
(Dollars in Millions)                    ASSETS               1995        1994
                                                           ----------  ----------

CURRENT ASSETS
Cash and cash equivalents                                    $9,595.7    $9,731.4
Other marketable securities                                   1,270.4     1,245.0

                                                           ----------  ----------
  Total cash and marketable securities                       10,866.1    10,976.4

Accounts and notes receivable - net
  Trade                                                       8,513.7     7,873.1
  Nonconsolidated affiliates                                  2,256.8     2,080.4
Inventories - net                                            11,529.5    10,127.8
Contracts in process - net                                    2,469.2     2,265.4
Net equipment on operating leases                             4,392.6           -
Deferred income taxes and other                               5,820.3     6,455.6
                                                           ----------  ----------
    Total Current Assets                                     45,848.2    39,778.7

Equity in Net Assets of Nonconsolidated Affiliates            9,983.0     9,204.3
Deferred Income Taxes                                        16,783.2    16,318.6
Other Investments and Miscellaneous Assets                   13,757.5    14,835.5
Property - Net                                               37,609.6    34,661.4
Intangible Assets - net                                      11,261.8    11,536.4
                                                           ----------  ----------
    TOTAL ASSETS                                           $135,243.3  $126,334.9
                                                           ==========  ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                            $10,975.7   $10,905.0
Loans payable                                                 2,434.7       993.7
Income taxes payable                                            126.9       144.7
Accrued liabilities and customer deposits                    29,920.4    26,584.4
Stocks subject to repurchase                                        -       450.0
                                                           ----------  ----------
    Total Current Liabilities                                43,457.7    39,077.8

Long-Term Debt                                                5,967.8     6,082.3
Payable to GMAC                                                     -     1,212.5
Capitalized Leases                                              166.2       136.4
Postretirement Benefits Other Than Pensions                  39,001.0    37,348.0
Pensions                                                      5,744.9    11,223.1
Other Liabilities and Deferred Income Taxes                  16,058.9    16,752.2
Deferred Credits                                              1,501.3     1,678.8
Stockholders' Equity                                         23,345.5    12,823.8
                                                           ----------  ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $135,243.3  $126,334.9
                                                           ==========  ==========

STATEMENT OF CONSOLIDATED CASH FLOWS
WITH GMAC ON AN EQUITY BASIS                                   Years Ended December 31,
                                                     --------------------------------------------
(Dollars in Millions)                                    1995            1994             1993
                                                     -----------     -----------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Income before cumulative effect
     of accounting changes                              $6,932.5        $5,651.3(1)      $2,465.8
  Adjustments to reconcile income
     before cumulative effect of accounting
     changes to net cash provided by
     operating activities
       Depreciation and amortization                     7,594.9         6,949.8          6,549.3
       Special provision for scheduled
          plant closings                                       -               -            950.0
       Provision for inventory allowances                   77.5            53.1             44.1
       Pension expense, net of cash
          contributions                                 (2,983.9)       (5,096.1)        (1,548.2)
       Pre-tax (gain) loss on sales
          of various assets                                116.1           (17.6)           305.6
       Provision for ongoing postretirement
          benefits other than pensions,
          net of cash payments                           1,659.0         2,204.6          2,355.7
       Change in deferred income taxes (2)               1,139.9           584.5         (1,345.8)
       Undistributed earnings (loss) of non-
          consolidated affiliates                         (309.4)         (204.4)           448.1
       Change in other operating assets
          and liabilities
            Accounts receivable                           (539.4)       (1,428.7)          (106.0)
            Inventories                                 (1,487.0)       (1,750.3)           240.3
            Accounts payable                              (328.7)        1,224.0            552.2
            Income taxes payable                            (9.9)         (243.3)          (353.1)
            Other liabilities (2)                         (731.0)          990.0           (455.9)
            Other (2)                                      756.6          (480.1)         1,304.2
                                                     -----------     -----------        ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES               11,887.2         8,436.8         11,406.3
                                                     -----------     -----------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in companies, net of
     cash acquired                                        (616.3)         (246.6)          (232.4)
  Expenditures for real estate, plants,
     and equipment                                      (6,218.4)       (4,750.9)        (3,703.6)
  Expenditures for special tools                        (3,725.9)       (2,341.4)        (2,648.6)
  Proceeds from disposals of real estate,
     plants, and equipment                                 450.9           240.9            447.1
  Proceeds from the sale of various assets                 183.2           518.4            231.5
  Expenditures related to the sale of NCRS                (197.0)              -                -
  Change in other investing assets
     Investments in other marketable
       securities - acquisitions                        (5,682.1)       (2,757.0)        (2,554.9)
     Investments in other marketable
       securities - liquidations                         5,656.7         2,237.0          2,585.6
     Notes receivable                                      (54.3)          101.9          8,811.0
     Operating leases - net                               (583.9)(2)      (723.1)          (470.7)
                                                     -----------     -----------        ---------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES   ($10,787.1)      ($7,720.8)        $2,465.0
                                                     -----------     -----------        ---------


See notes on next page.

STATEMENT OF CONSOLIDATED CASH FLOWS
WITH GMAC ON AN EQUITY BASIS - CONCLUDED                           Years Ended December 31,
                                                        --------------------------------------------
(Dollars in Millions)                                          1995            1994             1993
                                                        -----------     -----------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in loans payable                $   931.8       ($  550.9)       $   252.5
  Increase in long-term debt                                1,533.9           798.7            989.6
  Decrease in long-term debt                               (1,652.8)         (934.8)        (1,627.7)
  Net increase (decrease) in payable to GMAC                  311.1          (143.0)       (10,207.7)
  Redemption of HHMI put options                                  -               -           (315.0)
  Repurchases of common, preferred, and preference stocks  (1,680.7)              -           (265.6)
  Proceeds from issuing common stocks                         504.8         1,184.9            860.2
  Cash dividends paid to stockholders                      (1,327.7)       (1,111.9)        (1,083.9)
                                                          ---------       ---------       ----------
Net Cash Used in Financing Activities                      (1,379.6)         (757.0)       (11,397.6)
                                                          ---------       ---------       ----------
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                        143.8             9.9             81.2
                                                          ---------       ---------       ----------
Net increase (decrease) in cash and cash
  equivalents                                                (135.7)          (31.1)         2,554.9
Cash and cash equivalents at
  beginning of the year                                     9,731.4         9,762.5          7,207.6
                                                          ---------       ---------       ----------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR              $ 9,595.7       $ 9,731.4        $ 9,762.5
                                                          =========       =========       ==========



(1) Includes the unfavorable cumulative effect on GMAC earnings of $7.4 million from adopting SFAS No. 112.
(2)  Excluding effect of accounting changes.

                               GMAC NEWS RELEASE

     GMAC -- General Motors Acceptance Corporation reported 1995 consolidated net income of $1,031 million, up 12% from the $920 million earned in 1994, GMAC President John R. Rines announced today.

     In 1995, net income from financing operations, including mortgage banking results, totaled $868 million, up from the $802 million earned in 1994. The increase is primarily due to continued favorable lending margins and increased earning asset levels.

     Motors Insurance Corporation (MIC), GMAC's insurance subsidiary, generated net income of $163 million in 1995, up 38% from the $118 million earned in 1994. The increase is principally due to improved underwriting results and higher realized capital gains.

     Fourth quarter 1995 results totaled $263 million, up 9% from the $242 million earned in the final quarter of 1994. Net income for the quarter from financing operations, including mortgage banking results, totaled $201 million, down from $220 million a year ago. The decrease reflects unfavorable tax adjustments, primarily related to International Operations, that were partially offset by favorable lending margins and increased earning asset levels. MIC's net income for the fourth quarter 1995 totaled $62 million, up from $22 million a year ago, principally attributable to higher realized capital gains.

                                EDS NEWS RELEASE

     EDS - PLANO, Texas -- Bolstered by a fourth quarter that was the best in the company's 33-year history and marked by new contract awards of more than $10 billion during the year, EDS registered record earnings in 1995 and passed $12 billion in revenues for the first time, the global information technology company announced today.

     EDS, which serves customers in 40 countries, posted $12.42 billion in operating revenues for the year ended December 31, 1995, compared with $9.96 billion in 1994, an increase of 24.7 percent, and signed a record $10.1 billion in new business during the year, compared with $9.08 billion in 1994. Net income rose 14.2 percent -- from $821.9 million in 1994 to $938.9 million in 1995.

     The earnings of EDS (Electronic Data Systems Corp.), an indirect wholly owned subsidiary of General Motors Corporation, are used to calculate the earnings per share of General Motors Class E common stock (NYSE symbol GME). Earnings per share for the year increased 14.6 percent, from $1.71 in 1994 to a record $1.96 in 1995.

     "We are pleased to report that EDS has had another record year," said Les Alberthal, EDS chairman, president and CEO. "We continued to grow in our existing areas of business and to expand rapidly into new industries, services and geographies. Even more important, we continued to increase the value we bring to our customers. Helping our customers improve their performance has been, and will continue to be, the key to EDS' success."

     Alberthal added that EDS' record results also were driven by "the growing recognition among businesses and governments worldwide of the crucial impact information technology has on business performance, customer service and an organization's bottom line."

     The company registered operating revenues of $3.62 billion for the quarter ended December 31, 1995 -- an increase of 24.4 percent, or $711.4 million, over the corresponding quarter in 1994. Operating revenues from EDS' base, or non-GM, business were up 32.8 percent in the fourth quarter compared with the fourth quarter of 1994. Fourth-quarter net income rose nearly 14 percent, from $236.5 million a year ago to $269.5 million in 1995; and earnings per share increased 14.3 percent, from $0.49 in 1994 to $0.56 in 1995. EDS signed more than $3.4 billion in new contracts in the fourth quarter.

     The fourth quarter was highlighted by EDS' winning of two large outsourcing agreements, one with Rolls-Royce Aerospace Group, the other with the government of the State of South Australia.

     In the United Kingdom, EDS entered into a strategic partnership with Rolls-Royce Aerospace Group by signing an agreement expected to produce revenues of more than $900 million over 10 years. Under the agreement, EDS will focus its aerospace and defense industry expertise on a wide range of business-transformation initiatives. Industry-best practices and world-class integrated information systems from EDS and its management consulting subsidiary, A.T. Kearney, will be developed and deployed to bring about increases in performance in core business functions throughout the group.

     And the government of the State of South Australia awarded to EDS the largest information technology (IT) contract ever in the Asia/Pacific region. EDS will provide IT services to more than 140 agencies and sub-agencies of the South Australian government, making it the first time that a government had outsourced its entire IT infrastructure to a private-sector enterprise.

GLOBAL GROWTH CONTINUES
     Also in the U.K., EDS was awarded the Ministry of Defence's first information technology partnership agreement. Under the agreement, EDS will provide operations management, data services, technical support, applications development and maintenance and catalogue services to the British Army's Logistic Information Services Agency.

     Elsewhere in Europe, EDS expanded its relationship with BP France, a subsidiary of British Petroleum, to include maintaining and evolving the oil company's client/server-based systems. The applications involve point-of-sale information, remote data collection, payment services, a frequent-buyer program, warehouse and product-removal management, marketing results and resource management.

     EDS was awarded its first full outsourcing contract in Austria -- by AVL, one of the world's market leaders in automobile engine development. EDS will assume responsibility for AVL's recently installed client/server infrastructure, including SAP R/3, as well as introduce international service levels and prepare for a worldwide roll-out to AVL's 48 global subsidiaries.

     In Italy, EDS signed a contract with the City of Rome to reengineer the city's accounting system. The new system will allow the city to manage its expenditures more effectively by making it possible to measure productivity, cost and the efficiency of the city's services. EDS will develop the new system in a client/server environment using mainframes and PC workstations.

     Also in Italy, EDS reached an outsourcing agreement with Credito Emiliano, a private bank with 180 branches and 2,000 employees. Under the agreement, which is EDS' first outsourcing contract in Italy and the first such agreement in the Italian banking industry, EDS will manage the bank's data center and handle the center's operations, job scheduling, printing and post-processing services. Revenues from the agreement are projected to total $75 million over 10 years.

     And in Spain, EDS signed a contract with REPSOL, that country's largest oil company, to provide a comprehensive Dispatching Analysis Study and to improve REPSOL's distribution logistics.

     Also in the fourth quarter, EDS signed the largest financial services contract in South America with DataNet, an electronic banking network to be formed in Argentina in 1996 by the merger of two competing banking networks, DataCash and NewNet. Under the five-and-one-half-year agreement, EDS will provide a spectrum of services including consulting for the strategic plan, systems development, integration and management of applications and process management.

     EDS, meanwhile, signed a 10-year agreement with Mohawk Oil, the largest independent oil company in Western Canada to provide business and technology consulting and to migrate Mohawk to a client/server computing environment. EDS also will implement and manage a wide-area network linking Mohawk sites, provide an enterprise-wide help desk as well as desktop management services and maintain an on-site team to provide business and technology support for Mohawk.

     In South Korea, EDS renewed its joint venture partnership, LG-EDS Systems, with business conglomerate Lucky Goldstar, and signed a new contract extending the joint venture, which was begun in 1987, for an additional three years. In the fourth quarter, LG-EDS was selected to provide consulting and systems development services to the Korea Airport Construction Authority in support of the new Seoul International Airport. LG-EDS also was selected by the Seoul Fire Department to develop an information system to support various functions related to the management of the department's 4,300 personnel, and the Korean National Police Agency selected LG-EDS to develop an advanced information management system to assist the agency in meeting the demands of increased public safety services.

     In Japan, EDS acquired LINC Computer, Inc., a computer services company that provides desktop products and services to foreign affiliates and local companies in Japan. LINC's services include the testing and implementation of local-area and wide-area networks, desktop outsourcing and the resale and integration of personal computer products.

OUTSOURCING TREND GROWS
     In the area of health care, EDS extended its relationship with the National Account Service Company (NASCO), which provides national health benefits management services, by signing a contract to provide NASCO with IT services into the next century. Founded in 1987, NASCO links most of the major Blue Cross and Blue Shield Plans across the United States to a single data-processing system.

Also in health care, EDS signed a contract with the Delaware Health and Social Services Department to expand its current role. EDS now will provide outreach, education and enrollment services for the state's Medicaid managed-care program, the Diamond State Health Plan, in addition to providing IT services. As Delaware's benefits manager, EDS will help current Medicaid recipients and new clients select a health plan, educate them on the importance of primary health care and assist them in resolving any problems with their health plans.

     In the area of insurance, Industrial Risk Insurers (IRI), a worldwide HPR (highly protected risk) property insurer, selected EDS to design and manage a client/server-based information system. The five-year agreement gives EDS responsibility for IRI's information technology strategy, as well as updating, implementing and supporting IRI's system operations.

     In the manufacturing arena, EDS was awarded a 10-year IT outsourcing agreement with Fujitsu's Gresham Manufacturing Division (GMD). Located in Gresham, Oregon, GMD is a U.S.-based semiconductor fabrication division of Fujitsu Limited, a $36-billion global enterprise. EDS will assist GMD in improving its manufacturing performance measures and growth objectives by providing comprehensive fabrication application systems and infrastructure support services including data center operations, network management and desktop services.

     In the government arena, the City of Charlotte, N.C., awarded EDS a seven-year contract to provide process management services to the Charlotte-Mecklenburg Police Department. EDS will be responsible for administrative and financial functions in support of the city's new Alarm Ordinance, which was enacted to curb the rising incidence of false alarms from burglar systems in the community.

     And it was announced that EDS was selected to serve as a subcontractor to BTG, Inc., on a major five-year contract from the U.S. Air Force -- IC4I (the Integration for Command, Control, Communications, Computers and Intelligence contract). EDS will focus on procurement and testing.

     In the financial arena, EDS and The Exchange System formed a joint-venture company to provide electronic funds transfer and related services in the western United States and western Canada. The new company, TransAlliance, will provide automated teller machine, point-of-sale and inter-bank transaction processing services.

     Also in the financial arena, EDS and CheckFree Corporation signed an agreement to jointly market a wide range of on-line customer and business-to-business banking services. The services will include bill payment, bill presentation and electronic data interchange through personal computers, touch-tone telephones and screen phones.

     In the travel industry, EDS won a 10-year outsourcing agreement with Aeromexico Airlines, one of the premier carriers in Latin America. EDS will manage and operate all of Aeromexico's information management systems including payroll, crew management and frequent-flyer programs. In addition, EDS will help the airline implement a new reservation system called "Azteca 2000."

WRAP-UP FOR THE ENTIRE YEAR
     For the year, EDS expanded its business in a number of important areas. During 1995, the company:

            - Completed its acquisition of A.T. Kearney, the prestigious, global management consulting firm. EDS' Management Consulting Services unit has been combined with A.T. Kearney to create a new EDS-owned subsidiary operating under the A.T. Kearney name.

            - Signed an agreement with Norway's largest bank, Den norske Bank
            (DnB), to provide systems integration, systems development and management consulting services. The new systems will help DnB quickly develop and adapt products and services in response to changes in the financial services marketplace. This agreement is the first long-term contract in the Nordic market between a financial institution and an IT provider.

            - Won a 10-year agreement with Agroman, one of Spain's largest construction companies. Under the terms of the contract -- EDS' first with an international construction firm and the first in Spain involving full IT services -- EDS is providing systems management, consulting, systems development, maintenance and user-support functions.

            - Won its first contract in Switzerland's telecommunications industry by signing an eight-year contract with the Swiss subsidiary of Alcatel, one of the world's largest manufacturers of communications systems. EDS is providing client/server network and data center management, systems development, back-up and recovery management and help-desk support.

            - Was chosen by the United Kingdom's Department of Social Security
            (DSS) to provide the agency with IT services. Under the 10-year agreement, EDS will be responsible for data center operations and technical support functions to the DSS, the largest IT services delivery organization in the U.K. government.

            - Was selected by the national railway of the Netherlands, Nederlandse Spoorwegen, to be the railway's preferred IT supplier for the next 10 years. The agreement is the first outsourcing partnership in the European rail industry.

            - Expanded its relationship with Xerox by signing a nine-year agreement to provide Rank Xerox Hong Kong with information management services and a new integrated information system based on client/server technologies.

            - Was selected by Bechtel, a global leader in the engineering and construction industry, to provide the IT expertise and global infrastructure necessary for Bechtel to sustain its leadership position. EDS will provide desktop and network services to thousands of users in Bechtel offices worldwide and collaborate with Bechtel in developing new business opportunities.

            - Negotiated a new six-year, performance-based agreement with Blue Shield of California that expands the scope of services being delivered by EDS. In particular, Blue Shield and EDS will jointly define new health maintenance organization (HMO) systems capabilities and priorities for development. EDS will perform the HMO systems development and integration tasks and will be responsible for managing the desktop/server environment.

            - Was selected by PhyCor, one of the nation's largest management service organizations for medical clinics, to transition its clinics to an automated environment using EDS' computer-based, patient-record technology. The EDS system captures and stores the entire medical encounter from the time the patient walks through the door to the time the visit is completed.

            - Signed an agreement to implement and manage its client/server cellular management system, EMPOWER, for Ameritech Cellular's 1.3 million cellular and paging customers in Milwaukee, Chicago, St. Louis, Detroit and Ohio. EMPOWER will provide Ameritech Cellular with "real-time," on-line customer and business information, which Ameritech will use to improve customer service and deliver products more quickly.

            - Introduced a comprehensive suite of Internet offerings to establish a presence for its business customers on the World Wide Web. These advanced technologies are designed to provide the capabilities to attract business while supplying new on-line services to existing customers. The offerings include facilitating content management, storage, computing and connectivity; measurement and analysis; infrastructure services featuring secure Internet connectivity and application integration of business users at EDS customer sites; and interactive banking and financial services including electronic bill presentation, payment and messaging.

            - Was awarded a contract for non-personal software support services for the U.S. Army Information Systems Selection and Acquisition Agency. EDS will provide software communications services, analog/digital systems design and analysis, software development, testing maintenance and installation.

            - Was awarded a contract by the U.S. Navy to provide local area and enterprise network products and services. Under the agreement, which is projected to result in revenues of $332 million over five years and is referred to as the PC LAN+ contract, EDS is supplying departments and agencies of the federal government with servers, office automation software, peripherals and networking communications equipment and related services.

            - Formed an alliance with Continental Airlines and AMADEUS to form a National Marketing Company (NMC) that will provide information management, marketing, distribution and customer support services to travel agencies in the United States, Mexico, Canada, Central America and the Caribbean. EDS owns one-third equity in the NMC and will provide systems management support to the new entity.

            - Announced the formation of a joint-venture company in Israel with Kardan Technologies. The new company, which will do business under the name EDS Israel, will provide a full spectrum of IT services to the business and government sectors of Israel.

EDS
SUMMARY OF RESULTS OF OPERATIONS
(in millions except per share amounts)




                                          Fourth Quarter Ended                    Year Ended
                                     -------------------------------   -------------------------------
                                                  Dec. 31,                          Dec. 31,
                                          1995             1994             1995              1994
                                     -------------    --------------    -------------    --------------
Systems and Other Contracts
  Revenues                                $3,622.0          $2,910.6        $12,422.1          $9,960.1


Costs and Expenses                         3,163.3           2,530.7         10,893.1           8,716.5
                                     -------------    --------------    -------------    --------------


Operating Income                             458.7             379.9          1,529.0           1,243.6


Interest and Other Income, Net               (37.7)            (10.3)           (62.0)             40.6
                                     -------------    --------------    -------------    --------------


Income Before Income Taxes                   421.0             369.6          1,467.0           1,284.2
Provision for Income Taxes                   151.5             133.1            528.1             462.3
                                     -------------    --------------    -------------    --------------


Separate Consolidated Net Income          $  269.5          $  236.5        $   938.9          $  821.9
                                     =============    ==============    =============    ==============



Earnings Attributable to GM Class E
Common Stock on a Per Share Basis         $   0.56          $   0.49        $    1.96          $   1.71


Cash Dividends Per Share of
GM Class E Common Stock                   $   0.13          $   0.12        $    0.52          $   0.48


      Revenues related to GM and affiliates amounted to $1,044.7 and $969.8 million for the fourth quarter ended December 31, 1995 and 1994, respectively, and $3,891.1 and $3,547.2 million for the years ended December 31, 1995 and 1994, respectively.

EDS
SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)


                                                  Dec. 31,  Dec. 31,
           ASSETS                                   1995      1994
                                                 ---------  --------
           Current Assets
           Cash and marketable securities           $638.6    $757.8
           Accounts receivable                     3,169.0   2,147.5
           Inventories                               181.2     137.8
           Prepaids and other                        392.7     311.0
                                                 ---------  --------

           Total Current Assets                    4,381.5   3,354.1

           Property and Equipment, net             3,242.4   2,756.6

           Operating and Other Assets              3,208.5   2,675.8
                                                 ---------  --------

           Total Assets                          $10,832.4  $8,786.5
                                                 =========  ========


           LIABILITIES AND STOCKHOLDER'S EQUITY
           Current Liabilities
           Accounts payable                         $603.9    $571.1
           Accrued liabilities                     1,704.5   1,451.0
           Deferred revenue                          629.3     536.7
           Income taxes                               75.9     111.0
           Notes payable                             247.8     203.4
                                                 ---------  --------


           Total Current Liabilities               3,261.4   2,873.2

           Deferred Income Taxes                     739.7     659.8

           Notes Payable                           1,852.8   1,021.0

           Total Stockholder's Equity              4,978.5   4,232.5
                                                 ---------  --------

           Total Liabilities
            and Stockholder's Equity             $10,832.4  $8,786.5
                                                 =========  ========


                              HUGHES NEWS RELEASE

     HUGHES - Los Angeles, January 29, 1996 - Hughes Electronics Corporation (Hughes) today reported record full year earnings, before the effects of purchase accounting adjustments related to General Motors' (GM) acquisition of Hughes Aircraft Company, of $1,107.8 million, or $2.77 per share of GM Class H common stock. Fourth quarter earnings, on the same basis, were $294.4 million, or $0.74 per share of GM Class H common stock.

     Revenues for 1995, also a new record for Hughes, were $14,771.8 million, a 4.8% increase over the $14,099.4 million reported in 1994. Revenues for the fourth quarter were $4,028.1 million, an 11.2% increase from the $3,621.7 million reported in the same period in 1994.

     Earnings in 1995 increased 5.6% from the $1,049.2 million reported in 1994. Earnings per share increased 5.7% to $2.77 per share from $2.62 per share in 1994. The 1994 earnings included the unfavorable effect of an accounting change related to postemployment benefits of $30.4 million after tax, or $.08 per share. Earnings for the fourth quarter of 1995 increased 15.2% from the $255.6 million reported in the fourth quarter of 1994. Earnings per share increased 15.6% to $0.74 per share from $0.64 per share in the fourth quarter of 1994.

     Operating profit (excluding GM purchase accounting adjustments) in 1995 was $1,667.3 million, a 2.3% increase from the operating profit of $1,630.4 million reported in 1994. The operating profit margin on the same basis was 11.3% in 1995 compared with 11.6% in 1994. Fourth quarter operating profit (excluding GM purchase accounting adjustments) was $418.5 million, a 15.9% increase from the operating profit of $361.1 million reported during the comparable period in 1994. The operating profit margin on the same basis increased to 10.5% for the quarter, compared with 9.9% in the fourth quarter of 1994.

     C. Michael Armstrong, Hughes Chairman and Chief Executive Officer, said that record revenues and earnings established in 1995 reflect Hughes' commitment to growth and improved competitiveness. "Revenue growth was principally due to increased sales of Telecommunications and Space segment products and services, including DIRECTV(R), satellites, satellite transponders, cellular communications equipment and private business networks, and from international and domestic sales growth in Automotive Electronics." Mr. Armstrong further commented that the improvements in earnings and operating profit were due to the increased revenues and ongoing cost reduction efforts partially offset by the planned increased operating expenses associated with the continued expansion of DIRECTV.

     "Hughes' strong performance in 1995 validates our growth strategy predicated on market, technology and financial leadership. Our challenge for 1996 is to continue to successfully execute this strategy while focusing on global expansion in each of our three business segments, emphasizing telecommunications services and achieving continued cost reductions in our core businesses."

              Hughes' Segments:   Fourth Quarter And Calendar Year

                             AUTOMOTIVE ELECTRONICS

Financial Review

     Revenues for the quarter were $1,407.0 million, an increase of 1.8% from revenues of $1,382.4 million for the same period in 1994. The improvement reflects a 2.7% increase in Hughes-supplied electronic content in GM vehicles produced in North America (from $890 per vehicle to $914 per vehicle) and a 45.9% increase in international and non-GM sales (from $170 million to $248 million), partially offset by a 7.1% decrease in GM vehicles produced in North America.

     Operating profit decreased 7.8% in the fourth quarter to $213.9 million from $232.1 million for the same period in 1994. The decline reflects the impact from continued investment in international expansion, price reductions and lower production volumes in part offset by increased electronic content and continued cost reduction efforts. As a result, fourth quarter operating profit margin declined to 15.4% from 16.9% in 1994.

     For the full year, revenues increased 6.5% to $5,561.3 million from $5,221.7 million in 1994. This increase is attributable to a 3.6% increase in Hughes-supplied electronic content in GM vehicles produced in North America (from $857 per vehicle to $888 per vehicle), a 25.1% increase in international and non-GM sales (from $672 million to $841 million) and a slight increase in GM North American vehicle production.

     The 1995 operating profit was $869.0 million, up 9.3% from $794.8 million reported in 1994. The improvement is attributable to continued cost reduction efforts and increased electronic content and production volumes. As a result, total year operating profit margin increased to 15.9% from 15.4% in 1994.

Fourth Quarter Business Highlights

            Delco Electronics Corporation and Toyota reached several agreements, including the joint development of a microwave radar intelligent cruise control and collision warning system; the award to Delco of a development contract for the 1998 model year engine control unit; and the licensing of Toyota to incorporate Delco charge ports in Toyota electric vehicles and to manufacture one home-charger for each electric vehicle sold.

            The Forewarn Side Detection System (SDS) for class 6, 7 and 8 heavy-duty trucks was introduced by Delco at the SAE International Truck & Bus Meeting and Exposition. SDS is an advanced safety aid designed to alert drivers to the presence of another vehicle in a truck's blind spots.

            Delco, which began producing radios in 1936, produced its 200 millionth radio in mid-November. In addition, Rockford Fosgate, the industry leader in high-end aftermarket speakers and amplifiers, selected Delco as its supplier of radio head units for its RFX AM/FM compact disc units.

                         AEROSPACE AND DEFENSE SYSTEMS

Financial Review

     Fourth quarter 1995 revenues were $1,610.9 million, a 12.3% increase over revenues of $1,434.7 million reported in the same period in 1994. The growth is principally due to the additional revenues resulting from the acquisition of the CAE-Link training and simulation business and increased production rates on the Tomahawk missile program.

     Primarily due to these revenue increases and a provision taken in the fourth quarter of 1994 for certain air traffic control contracts, operating profit for the quarter increased 30.1% to $192.2 million compared with $147.7 million for the same period in 1994. As a result, operating profit margin increased to 12.1% compared with 10.2% in 1994.

     Revenues for 1995 were $5,945.4 million compared with $6,023.6 million in 1994. This 1.3% decline was principally due to lower production rates on several missile programs, including Advanced Medium-Range Air-to-Air Missile (AMRAAM), Tube-launched, Optically-tracked, Wire-guided (TOW) and Advanced Cruise Missile (ACM), partially offset by the additional revenues related to the CAE-Link acquisition.

     Operating profit in 1995 increased 3.7% to $688.0 million from $663.6 million for 1994. This increase is largely a result of the provision taken in the fourth quarter of 1994 for certain air traffic control contracts partly offset by the slight decline in the segment's annual revenues. As a result, the operating profit margin for 1995 increased to 11.7% from 11.0% in 1994.

Fourth Quarter Business Highlights

            Hughes Aircraft Company was awarded a $50 million incentive bonus for delivering the $1 billion Peace Shield air defense system to the Royal Kingdom of Saudi Arabia more than six months ahead of schedule. The company shared $20 million of the bonus with employees who helped the company achieve this significant event.

            H&R Company, a joint venture between Hughes and Raytheon Company, was one of two teams selected by the U.S. Army for the program/definition phase of the U.S. and European Medium Extended Air Defense System (MEADS). The MEADS program has a potential value of more than $3 billion.

            Hughes will provide thermal imaging technology to AVIMO, Ltd. as part of a British Ministry of Defense contract to upgrade the British Army's Scimitar tracked combat reconnaissance vehicles with a new fire control system. The system has applications to upgrade other types of combat vehicles worldwide.

                          TELECOMMUNICATIONS AND SPACE

Financial Review

     Revenues for the quarter were $936.0 million, an increase of 29.0% over revenues of $725.5 million reported in the prior year's fourth quarter. The growth was principally due to DIRECTV subscriber growth and increased international and government satellite construction sales.
     Propelled by the DIRECTV subscriber growth, operating profit in the fourth quarter increased to $46.1 million compared with $0.1 million reported in the same period in 1994. This improvement was partially offset by development costs related to the geostationary satellite mobile telephony product line. As a result, operating profit margin increased to 5.0% in the fourth quarter as compared to 1994.

     Revenues for the full year increased 19.1% to $3,092.7 million from $2,596.2 million in 1994. The increase was primarily due to DIRECTV subscriber growth and increased sales of satellites, GALAXY transponders, cellular communications equipment and private business networks.

     Operating profit for 1995 was $189.2 million, a decrease of 30.2% from the $271.0 million reported in 1994. The reduction was primarily a result of increased operating expenses associated with the continued expansion of DIRECTV, development costs on the geostationary satellite mobile telephony product line and the following nonrecurring 1994 events:
1) reduced first quarter 1994 construction costs associated with replacement of the first GALAXY I-R satellite that was destroyed by a launch vehicle failure in August 1992 and 2) third quarter 1994 earnings recognized by DIRECTV related to a contract with the National Rural Telecommunications Cooperative. As a result, operating profit margin for the year declined to 6.2% from 10.3% a year ago.

Fourth Quarter Business Highlights

            DIRECTV, Inc. activated its one-millionth programming subscriber in November in just over one year of service, moving it into the ranks of the country's top-ten largest multiple system cable operators.

            The National Academy of Television Arts and Sciences presented DIRECTV with an Emmy Award for outstanding achievement in developing digital direct broadcast satellite (DBS) technology. DIRECTV developed the complete infrastructure to deliver digital television programming to homes equipped with the Digital Satellite System (DSS)(R), which has become the fastest-selling consumer electronics product in history.

            Three more companies, Samsung Electronics Co., Ltd., SANYO Electric Co., Ltd., and Daewoo Electronics Co., Ltd., were authorized by DIRECTV to manufacture and distribute DSS equipment. They join Thomson Consumer Electronics, Sony, Toshiba, Uniden and Hughes Network Systems, Inc. (HNS) as authorized suppliers of the three-component DSS system: an 18-inch satellite dish, digital set-top decoder box and remote control.

            HNS was selected by Best Western International, Inc., to provide VSAT network communications to approximately 2,000 Best Western hotels throughout North America. In addition, HNS plans to make available in-room video entertainment from DIRECTV.

            The Hughes-built Galaxy III-R communications satellite was successfully launched for Hughes Communications, Inc. The Ku-band frequency portion of the satellite will carry the DIRECTV Latin America (TM) direct-to-home entertainment service for Mexico, the Caribbean, and Central and South America in the spring of 1996.
            The C-band portion of the satellite will provide telecommunications services in the United States.

            Hughes Space and Communications Company introduced the HS 702 body-stabilized communications satellite, which offers nearly twice the capacity and more than double the power of commercial spacecraft now in operation. The design will reduce manufacturing cycle times and is compatible with a wide variety of launch vehicles. The first satellite in the series is scheduled for launch in 1998.

HUGHES
STATEMENT OF CONSOLIDATED OPERATIONS
AND AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)

                                                                                                            Years Ended
                                                                          Fourth Quarter                    December 31,
                                                                    --------------------------        --------------------------
                                                                      1995              1994            1995            1994
--------------------------------------------------------------------------------------------------------------------------------
Revenues
Net sales
         Outside customers                                          $2,678.5          $2,348.2       $ 9,528.8       $ 9,108.7
         General Motors and affiliates                               1,292.2           1,314.7         5,185.5         4,953.6
Other income (loss) - net                                               57.4             (41.2) (1)       57.5  (2)       37.1  (1)
--------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                       4,028.1           3,621.7        14,771.8        14,099.4
--------------------------------------------------------------------------------------------------------------------------------
Costs and Expenses
Cost of sales and other operating charges,
         exclusive of items listed below                             3,023.8           2,839.5        11,325.1        10,943.4
Selling, general, and administrative expenses                          396.3             340.2         1,234.2         1,018.3
Depreciation and amortization                                          132.1             122.1           487.7           470.2
Amortization of GM purchase accounting adjustments
         related to Hughes Aircraft Company                             30.5              30.9           123.4           123.8
Interest expense - net                                                   1.7              (0.3)            7.5            15.1
--------------------------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                                             3,584.4           3,332.4        13,177.9        12,570.8
--------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                             443.7             289.3         1,593.9         1,528.6
Income taxes                                                           179.8              64.6           645.6           572.8
--------------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Accounting Change                   263.9             224.7           948.3           955.8
Cumulative effect of accounting change                                   --                --              --            (30.4) (3)
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             263.9             224.7           948.3           925.4
Adjustments to exclude the effect of GM purchase accounting
         adjustments related to Hughes Aircraft Company                 30.5              30.9           159.5           123.8
--------------------------------------------------------------------------------------------------------------------------------
Earnings Used for Computation of Available
         Separate Consolidated Net Income                           $  294.4          $  255.6       $ 1,107.8       $ 1,049.2
================================================================================================================================
Available Separate Consolidated Net Income                          $   71.1          $   59.7       $   264.6       $   241.6
================================================================================================================================
Earnings Attributable to General Motors Class H
         Common Stock on a Per Share Basis
                  Before cumulative effect of accounting change     $   0.74          $   0.64       $    2.77       $    2.70
                  Cumulative effect of accounting change                 --                --              --            (0.08)
--------------------------------------------------------------------------------------------------------------------------------
Net Earnings Attributable to General Motors
         Class H Common Stock                                       $   0.74          $   0.64       $    2.77       $    2.62
================================================================================================================================

(1) Includes a $35.0 million pre-tax charge for the estimated loss on disposition of a subsidiary.
(2) Includes a $76.1 million pre-tax charge for estimated losses on disposition of certain non-strategic business units including $36.1 million for the write-off of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company.
(3) Effective January 1, 1994, Hughes adopted Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits.

HUGHES
CONSOLIDATED BALANCE SHEET
(Dollars in Millions)

                                                                              December 31,
                                                                  -----------------------------------
ASSETS                                                                  1995                   1994
----------------------------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                                             $1,139.5              $1,501.8
Accounts and notes receivable
  Trade receivables                                                    1,235.6               1,039.5
  General Motors and affiliates                                          146.7                 153.9
Contracts in process                                                   2,469.2               2,265.4
Inventories                                                            1,225.5               1,087.9
Prepaid expenses, including deferred income taxes                        594.3                 195.1
----------------------------------------------------------------------------------------------------
Total Current Assets                                                   6,810.8               6,243.6
Property - Net                                                         2,739.2               2,611.8
Telecommunication and Other Equipment - Net                            1,175.1               1,071.7
Intangible Assets - Net                                                3,573.7               3,271.3
Investments and Other assets, Including Deferred Income Taxes          1,675.6               1,652.1
----------------------------------------------------------------------------------------------------

Total Assets                                                         $15,974.4             $14,850.5
====================================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY
----------------------------------------------------------------------------------------------------
Current Liabilities
Accounts payable
  Outside                                                               $748.7                $779.9
  General Motors and affiliates                                           52.2                  80.5
Advances on contracts                                                    893.7                 645.1
Notes and loans payable                                                  432.5                 125.7
Income taxes payable                                                     190.8                  31.4
Accrued liabilities                                                    1,990.9               1,885.5
----------------------------------------------------------------------------------------------------

Total Current Liabilities                                              4,308.8               3,548.1
Long-term Debt and Capitalized Leases                                    258.8                 353.5
Postretirement Benefits Other than Pensions                            1,610.6               1,541.4
Other Liabilities and Deferred Credits                                 1,270.5               1,431.7
Total Stockholder's Equity                                             8,525.7               7,975.8
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                           $15,974.4             $14,850.5
----------------------------------------------------------------------------------------------------


Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

HUGHES
STATEMENT OF CONSOLIDATED CASH FLOWS
(Dollars in Millions)




                                                                                            Years Ended December 31,
                                                                                            ------------------------
                                                                                            1995                1994
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Income before cumulative effect of accounting change                                       $948.3              $955.8
Adjustments to reconcile income before cumulative effect of
Accounting change to net cash provided by operating activities
    Depreciation and amortization                                                           487.7               470.2
    Amortization and adjustments of GM purchase accounting adjustments
        related to Hughes Aircraft Company                                                  159.5               123.8
    Pension expense, net of cash contributions                                              (51.9)               20.3
    Provision for postretirement benefits other than pensions,
        net of cash payments                                                                 43.5                78.4
    Net loss on sale of property                                                              6.1                14.3
    Net gain on sale of investments and businesses                                          (12.9)               (3.6)
    Change in deferred income taxes and other*                                             (150.1)              (60.1)
    Change in other operating sssets and liabilities
        Accounts receivable                                                                (147.3)              (238.1)
        Contracts in process                                                               (186.2)               111.4
        Inventories                                                                        (160.1)               (27.5)
        Prepaid expenses                                                                     (3.0)               (15.2)
        Accounts payable                                                                    (92.0)                25.8
        Income taxes                                                                        160.4                (70.7)
        Accrued and other liabilities                                                       257.0                (28.2)
        Other*                                                                             (272.8)                20.2
----------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                               986.2              1,376.8
----------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
Investment in companies, net of cash acquired                                             (309.5)                 (7.0)
Expenditures for Property and Special Tools                                               (545.7)               (490.5)
Increase in telecommunications and other equipment                                        (198.9)               (351.9)
Proceeds from disposal of property                                                          50.6                  90.6
Proceeds from sale of investments and businesses                                           127.2                   3.6
(Increase) decrease in notes receivable                                                    (13.6)                206.9
----------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                                 (889.9)               (548.3)
----------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities
Net decrease in notes and loans payable                                                    (80.9)                 (2.1)
Increase in long-term debt                                                                  28.0                   7.5
Decrease in long-term debt                                                                 (37.7)                (20.8)
Cash dividends paid to general motors                                                     (368.0)               (320.0)
----------------------------------------------------------------------------------------------------------------------
    Net Cash Used in Financing Activities                                                 (458.6)               (335.4)
----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                      (362.3)                493.1
Cash and cash equivalents at beginning of the year                                       1,501.8               1,008.7
----------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of the Year                                            $1,139.5              $1,501.8
======================================================================================================================

*   Excluding effect of accounting change in 1994.

HUGHES
PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)

                                                            Fourth Quarter                        Years Ended December 31,
                                                 --------------------------------          -----------------------------------
                                                    1995                  1994                1995                     1994
------------------------------------------------------------------------------------------------------------------------------
AUTOMOTIVE ELECTRONICS
Revenues
  Amount                                         $  1,407.0            $  1,382.4          $  5,561.3               $  5,221.7
  As a percentage of Hughes Revenues                  34.9%                 38.2%               37.6%                    37.0%
Net Sales                                        $  1,389.1            $  1,370.8          $  5,479.7               $  5,170.6
Operating Profit (1)                             $    213.9            $    232.1          $    869.0               $    794.8
Operating Profit Margin (2)                           15.4%                 16.9%               15.9%                    15.4%
Depreciation and Amortization                    $     35.7            $     23.5          $    151.4               $    142.2
Capital Expenditures                             $     82.3            $     83.7          $    264.7               $    166.4

------------------------------------------------------------------------------------------------------------------------------
AEROSPACE AND DEFENSE SYSTEMS
Revenues
  Amount                                         $  1,610.9            $  1,434.7          $  5,945.4               $  6,023.6
  As a percentage of Hughes Revenues                  40.0%                 39.6%               40.2%                    42.7%
Net Sales                                        $  1,586.2            $  1,442.2          $  5,899.7               $  6,007.3
Operating Profit (1)                             $    192.2            $    147.7          $    688.0               $    663.6
Operating Profit Margin (2)                           12.1%                 10.2%               11.7%                    11.0%
Depreciation and Amortization (3)                $     36.2            $     51.1          $    132.0               $    158.5
Capital Expenditures                             $     36.1            $     59.6          $    109.8               $    159.5

------------------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATIONS AND SPACE
Revenues
  Amount                                         $    936.0            $    725.5          $  3,092.7               $  2,596.2
  As a percentage of Hughes Revenues                  23.2%                 20.0%               20.9%                    18.4%
Net Sales                                        $    930.2            $    764.9          $  3,075.8               $  2,633.8
Operating Profit (1)                             $     46.1            $      0.1          $    189.2               $    271.0
Operating Profit Margin (2)                            5.0%                  0.0%                6.2%                    10.3%
Depreciation and Amortization (3)                $     52.5            $     44.0          $    178.3               $    140.8
Capital Expenditures (4)                         $    190.3            $    105.3          $    436.5               $    399.3

------------------------------------------------------------------------------------------------------------------------------
CORPORATE AND OTHER
Operating Loss (1)                               $   (33.7)            $   (18.8)          $   (78.9)               $   (99.0)
==============================================================================================================================


Certain amounts for 1994 have been reclassified to conform with 1995 classifications.
* The Consolidated Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company. However, as provided in the General Motors Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which excludes the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, is presented.
(1)  Net Sales less Total Costs and Expenses other than Interest Expense.
(2)  Operating Profit as a percentage of Net Sales.
(3) Excludes amortization arising from purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company amounting to $25.3 million in each of the fourth quarters and $100.9 million in each of the years for the Aerospace and Defense Systems segment; and $5.1 million in each of the fourth quarters and $21.0 million in each of the years for the Telecommunications and Space segment.
(4) Includes expenditures related to telecommunications and other equipment amounting to $127.0 million, $50.5 million, $274.6 million, and $255.8 million, respectively.


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
                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           GENERAL MOTORS CORPORATION
                                           --------------------------
                                                     (Registrant)

Date    February 6, 1996
        ----------------
                                           By

                                           s/Wallace W. Creek
                                           ---------------------------
                                           (Wallace W. Creek, Comptroller)













                                     - 42 -